SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) – June 15, 2007
BELL INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

California	001-11471	95-2039211

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8888 Keystone Crossing, Suite #1700, Indianapolis, IN	46240

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (317) 704-6000
Not Applicable
(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 15, 2007, Bell Industries, Inc. (the “Company”) entered into two stock purchase agreements (the “Purchase Agreements”) with Sprint Nextel Corporation (“Sprint”). Pursuant to the Purchase Agreements, the Company agreed to sell the shares of stock (the “Shares”) held by the Company in two corporations that hold certain Federal Communications Commission (“FCC”) licenses for the operation of Broadband Radio Service channels. The consideration payable to the Company for the Shares is approximately $13.5 million in cash in the aggregate. On the closing of the sale of the Shares, approximately, $940,000 of the cash consideration payable to the Company will be withheld by Sprint for eighteen months to fund certain reserves to secure the indemnification obligations. The sale of the Shares pursuant to the Purchase Agreements is subject to review and approval by the FCC, the closing of certain other related transactions in which the Company is not a party and certain other closing conditions.
     The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.
     A copy of the press release issued by the Company on June 21, 2007, announcing the entry into the Purchase Agreements, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1-	Stock Purchase Agreement dated June 15, 2007 among Sprint Nextel Corporation, each of the stockholders of New York MDS, Inc. and the Stockholders Representative.

10.2-	Stock Purchase Agreement dated June 15, 2007 among Sprint Nextel Corporation, each of the stockholders of Atlanta MDS Co., Inc. and the Stockholders Representative.

99.1-	June 21, 2007 Press Release by Bell Industries, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELL INDUSTRIES, INC.

Date: June 21, 2007	By:	/s/ Kevin J. Thimjon
Name: Kevin J. Thimjon
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement dated June 15, 2007 among Sprint Nextel Corporation, each of the stockholders of New York MDS, Inc. and the Stockholders Representative.

10.2	Stock Purchase Agreement dated June 15, 2007 among Sprint Nextel Corporation, each of the stockholders of Atlanta MDS Co., Inc. and the Stockholders Representative.

99.1	June 21, 2007 Press Release by Bell Industries, Inc.